Exhibit 10.15

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Supplementary Agreement of the Business Cooperation Agreement

This Supplementary Agreement is made by and between:

Party A: Sichuan Xinwang Bank Co., Ltd.

and

Party B: Huachang Finance Leasing (China) Co., Ltd.

WHEREAS:

1.

Party A and Party B signed the Business Cooperation Agreement (Agreement No.: XWML [2018] He No.001) (hereinafter referred to as “Original Agreement”) on March 27, 2018, which provides that “After Party A has the conditions to handle the vehicle mortgage procedures, Party B agrees to mortgage all the vehicles of the newly-added Borrowers under the Cooperative Business to Party A. Party B shall cooperate with Party A in handling the vehicle mortgage registration procedures. There is no need to change the existing vehicles that have been mortgaged and registered in Party B’s name.”

2.

Due to regional differences, the local motor vehicle mortgage registration authority of Urumqi, Xinjiang mandatorily requires that the mortgage registration procedures must be handled through the Urumqi Branch of the China Postal Express & Logistics Co., Ltd. (hereinafter referred to as “Urumqi Post”). Urumqi Post will charge a express fee of RMB 45/piece.

3.

Now Party A has the conditions to handle the vehicle mortgage procedures in Urumqi, Xinjiang, and Party B agrees to mortgage the vehicles under the Xinjiang Urumqi business that Party A and Party B cooperate in Party A’s name.

NOW, THEREFORE, through friendly negotiation, Party A and Party B hereby enter into the following supplementary agreement on the matters not covered in the Original Agreement. Unless otherwise specified, all terms in this Supplementary Agreement shall have the same definitions given to them in the the Original Agreement.

I.	Party B will handle the motor vehicle mortgage registration procedures and the mortgage release registration procedures in Urumqi, Xinjiang on behalf of Party A.

II.

When Party B handles the motor vehicle mortgage registration procedures and the mortgage release registration procedures with the Xinjiang Urumqi Post, the express fee of RMB 45 /piece charged by the Xinjiang Urumqi Post shall be borne by Party B. Party B shall, according to the requirements of the Xinjiang Urumqi Post, directly pay the above express fee to the Xinjiang Urumqi Post when handling the above businesses.

III.	After Party B pays the above express fee, it shall not collect such fee from the Borrower.

IV.	Miscellaneous

1.	For the matters covered in this Supplementary Agreement, this Supplementary Agreement shall apply, and for the matters not covered in this Supplementary Agreement, the Original Agreement shall apply.

2.

This Supplementary Agreement shall take effect on the date when the legal representatives or authorized representatives of the parties hereto affix their signatures and seals as well as the common seals or the special seals for contract of the parties hereto hereon. After this Supplementary Agreement takes effect, it shall constitute an integral part of and have the same legal force as the Original Agreement.

3.	This Supplementary Agreement is made in four counterparts, with Party A and Party B holding two counterparts respectively, and the four counterparts shall have the same legal force.

(The remainder of this page is intentionally left blank)

Party A:

Sichuan Xinwang Bank Co., Ltd.

[Seal]

Date: August 10, 2018

Party B:

Huachang Finance Leasing (China) Co., Ltd.

[Seal]

Date: